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EXHIBIT 3.1.6   Articles of Merger of ValuShip Ltd. (Colorado)
               and ValuShip Ltd. (Bahamas) dated December 14, 2001





                               ARTICLES OF MERGER
                                       OF
                            VALUSHIP LTD. (COLORADO)
                                       AND
                             VALUSHIP LTD. (BAHAMAS)

                  Pursuant to the provisions of the Colorado Business Corporation Act, the domestic business corporation and the foreign business corporation herein named do hereby submit the following Articles of Merger.

1. Annexed hereto and made part hereof is the Agreement and Plan of Merger for merging ValuShip Ltd., a corporation organized under the laws of the State of Colorado with and into ValuShip Ltd. a corporation organized under the laws of the country of the Bahamas as approved by resolution adopted at a meeting by the Board of Directors of ValuShip Ltd. (Colorado) on December 10, 2001 and by the resolution adopted by the Board of Directors of ValuShip Ltd. (Bahamas) on December 10, 2001.

2. The number of votes cast for the Plan of Merger by each voting group of ValuShip Ltd. (Colorado) entitled to vote separately on the merger was sufficient for approval by that voting group.

3. The merger herein provided for is permitted by the laws of the jurisdiction of ValuShip Ltd. (Bahamas) and is in compliance with said laws.

4. The address, wherever located, of the principal office of the surviving corporation is

                                  ValuShip Ltd.
                          300 Lions Bay Avenue, Box 209
                                 Lions Bay, B.C.
                                 Canada V0N 2E0

5. The effective time and date in the State of Colorado of the merger herein provided for shall be 9:00 a.m. on December 14, 2001 or on such subsequent date as this certificate is filed.

Executed on December 14, 2001.

ValuShip Ltd. (Colorado)                     ValuShip Ltd. (Bahamas)



By:  /S/                                     By:  /S/
     -------------------------                    ------------------------------

Klaus Glusing                                Klaus Glusing
CEO                                          CEO



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                          PLAN AND AGREEMENT OF MERGER


                  THIS PLAN AND AGREEMENT OF MERGER (this "Merger Agreement") is made as of December 14, 2001, by and between ValuShip Ltd., a Colorado corporation ("VSLC") and ValuShip Ltd., a Bahamian corporation ("VSLB") (VSLC and VSLB are hereinafter collectively referred to as the "Constituent Corporations").

WHEREAS, the authorized capital stock of VSLC consists of 100,000,000 shares of Common Stock, without par value;

WHEREAS, the authorized capital stock of VSLB consists of 100,000,000 shares of Common Stock, without par value; and

WHEREAS, the directors of the Constituent Corporations deem it advisable and to the advantage of the Constituent Corporations that VSLC shall merge with and into VSLB on the following terms, conditions and other provisions:

1.0               TERMS AND CONDITIONS

1.1 Merger, VSLC shall be merged with and into VSLB (the "Merger"), effective at 09:00 a.m. Pacific Standard Time December 14, 2001 (the "Effective Date") and VSLB shall be the surviving corporation (the "Surviving Corporation").

1.2 Succession. On the Effective Date, VSLB will continue its separate existence under the laws of the Bahamas, and the separate existence of and corporate organization of VSLC, except insofar as it may be continued by operation of law, shall be terminated and cease.

1.3 Transfer of Assets and Liabilities. On the Effective Date, the rights, privileges, and powers, both of a public and private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties, and restrictions of or upon each of the Constituent Corporations; and all rights, privileges, and powers of each of the Constituent Corporations, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging to of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all property, rights, privileges and powers, and all other interest, thereafter shall be the property of the Surviving Corporation as there were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger, provided, however, that the liabilities of the Constituent Corporations and of their respective stockholders, directors, and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim existing or action proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgements as if the Merger has not been consummated, except as they may be modified with the consents of such creditors, and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

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1.4               Common Stock of VSLC and VSLB. On the Effective Date, by
                  virtue of the Merger and without any further action on the part of the Constituent Corporation or their respective stockholders, (i) each share of Common Stock of VSLC issued and outstanding immediately prior thereto shall be combined, changed and converted into one (1) share of Common Stock of VSLB, in each case fully paid and non-assessable, and (ii) the one share of Common Stock of VSLB which is issued and outstanding immediately prior thereto shall be cancelled and returned to the status of authorized but unissued shares immediately prior thereto shall be cancelled and returned to the status of authorized but unissued shares.

1.5 Stock Certificates. On and after the Effective Date, all of the outstanding certificates that, prior to that time, represented shares of Common Stock VSLC shall be deemed for all purposes to evidence ownership of and represent the shares of VSLB into which shares of VSLC represented by such stock certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agents. The registered owner of any such certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distribution upon the share of VSLB evidenced by such outstanding certificate as above provided.

1.6 Options. On the Effective Date, if any options or rights granted to purchase shares of Common Stock of VSLC remain outstanding, then the Surviving Corporation will assume outstanding and unexercised portions of such options and such options, shall be changed and converted into options to purchase Common Stock of VSLB, such that an option to purchase one (1) share of Common Stock of VSLC shall be converted into an option to purchase one (1) share of Common Stock of VSLB. No other changes in the terms and conditions of such option will occur.

1.7 Purchase Rights. On the Effective Date, the Surviving Corporation will assume outstanding obligations of VSLC to issue Common Stock or other capital stock pursuant to contractual purchase rights granted by VSLC, and the outstanding and unexercised portions of all outstanding contractual rights to purchase Common Stock or other capital stock of VSLC shall be changed and converted into contractual rights to Common Stock or other capital stock, respectively, of VSLB such that a contractual right to purchase one (1) share of Common Stock or other capital stock of VSLC shall be converted into a contractual right to purchase one (1) share of Common Stock or other capital stock, respectively, of VSLB. No other changes in the terms and conditions of such contractual purchase rights will occur.

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1.8               Employee Benefit Plans. On the Effective Date, the Surviving
                  Corporation shall assume all obligations of VSLC under any and all employee benefit plans in effect as of such date with respect to which employee rights or accrued benefits are outstanding as of such date. On the Effective Date, the Surviving Corporation shall adopt and continue in effect all such employee benefit plans upon the same terms and conditions as were in effect prior to the Merger.

2.0               CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of VSLB in effect on the Effective Date shall continue to be the Certificate of Incorporation of the Surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law. The Bylaws of VSLB in effect on the Effective Date shall continue to be the Bylaws of the Surviving Corporation without change or amendment in accordance with the provisions thereof and applicable law.


2.2 Directors. The directors of VSLC preceding the Effective Date shall become the directors of the Surviving Corporation on and after the Effective Date to serve until expiration of their terms and until their successors are elected and qualified.

2.3 Officers. The officers of VSLC preceding the Effective Date shall become the officers of the Surviving Corporation on and after the Effective Date to serve at the pleasure of its Board of Directors.

3.0               MISCELLANEOUS

3.1 Further Assurances. From time to time, and when required by the Surviving Corporation or by its successors and assigns, the Surviving Corporation shall execute and deliver, or cause to be executed and delivered, such deeds and other instruments, and the Surviving Corporation shall take or cause to be taken such further and other action as shall be appropriate or necessary in order to vest or perfect or conform of record or otherwise; in the Surviving Corporation this title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of VSLC and otherwise to carry out the purposes of this Merger Agreement and the officers and directors of the Surviving Corporation are authorized fully in the name and on behalf of VSLB or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

3.2 Amendment. At any time or after approval by the stockholders of VSLC, this Merger Agreement may be amended in any manner (except that after approval of this Merger Agreement by the stockholders of VSLC, the principal terms may not be amended without further approval of the stockholders of VSLC) as may be determined in the judgement of the respective Board of Directors of VSLB and VSLC to be necessary, desirable, or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

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3.3               Conditions to Merger. The obligation of the Constituent
                  Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Constituent Corporations in its sold discretion to the extent permitted by law);

(a) the Merger shall have been approved by the shareholders of VSLC in accordance with applicable provisions of the Colorado Business Corporation Act;

(b) VSLC, as sole stockholder of VSLB, shall have approved the Merger in accordance with the laws of the country of Bahamas; and

(c) any and all consents, permits, authorizations, approvals and orders deemed in the sole discretion of VSLC to be material to consummation of the Merger shall have been obtained.

3.4 Abandonment or Deferral. Notwithstanding the approval of this Merger Agreement by the shareholders of VSLC and VSLB, at any time before the Effective Date, (a) this Merger Agreement may be terminated by the Merger, and may be abandoned by the Board of Directors of either VSLC or VSLB or both or (b) the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Board of Directors of VSLC or the Board of Directors of VSLB, such action would be in the best interests of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporations or their respective Board of Directors or stockholders with respect thereto, except that VSLC shall pay all expenses incurred in connection with the Merger or in respect to this Merger Agreement or relating thereto.

3.5 Counterparts. In order to facilitate this filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, this Merger Agreement having first been duly approved by the Board of Directors of VSLC and the Board of Directors of VSLB, hereby is executed on behalf of such corporation and attested to by a duly authorized officer thereof as of the date first above written.


     ValuShip Ltd. (Colorado)


     By:  /S/
          ----------------------------------


     ValuShip Ltd. (Bahamas)

     By:  /S/
          ----------------------------------

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